Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release
For Further Information Contact:

Tim Ayers, CFO
Mike Sanchez, CEO
First National Bank of Nassau County
(904) 321-0400

First Capital Bank Holding Corporation Reports Mid-Year Results
Total assets and portfolio loans grow at an impressive pace

For Immediate Release

Fernandina Beach, FL (August 11, 2004) — First Capital Bank Holding Corporation, parent company of First National Bank of Nassau County, announced today that it had reached a new all time high of $133 million in total assets as of June 30, 2004, a 25% increase in just six months. First Capital held a total of $106 million in assets at the close of business December 31, 2003. In addition, during the same six-month period, First Capital’s portfolio loans grew by 44% from 2003 year-end figures to $133 million.

“We are very pleased that we are building assets and decreasing our dependence on residential mortgage activities,” said Mike Sanchez, president and CEO of the company. “The goal for 2004 was to restructure our balance sheet and build core earnings assets — loans and investments — in order to increase our net interest income. Our objective over the next several years will be more of the same — expanding our balance sheet.”

To meet growing needs in Florida and Georgia, First National Bank of Nassau County opened a loan production office in Jacksonville in June. This complements an expansion of its loan production office in Savannah that was completed earlier in the year.

“I am optimistic that both offices will contribute to earnings in the second half of 2004,” Sanchez added.

The company announced that it earned $447,390 for the six-month period ended June 30, 2004, compared to $1,129,252 for the same period last year. On a per share basis, the Company’s earnings for the six-month period were $.44 per share, versus $1.12 per share in the same period last year.

Core bank earnings for the six months ended June 30, 2004 were $485,905, compared to $341,418 for the same period in 2003, an increase of 42%. Core bank earnings exclude earnings or loss related to the Company’s wholesale residential mortgage operations. The company discontinued its wholesale residential mortgage operations in April of this year, and announced that it would concentrate on building its core, traditional banking business in the face of declining mortgage volume. The residential mortgage division was primarily a wholesale operation and the division relied heavily on the refinancing market. During the six months ended June 30, 2004, the Company incurred a loss of

$38,515 related to the discontinuation of the wholesale mortgage operations, as compared to net income during the six months ended June 30, 2003 of $787,834 related to the operation of the wholesale mortgage division.

First Capital Bank Holding Corporation is the parent company of First National Bank of Nassau County, Nassau County’s only locally owned independent bank. The Company has over 600 local shareholders and $14 million in capital.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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